Exhibit 10.14

JOHN DEERE DEFINED CONTRIBUTION RESTORATION PLAN

EFFECTIVE 1 JANUARY 1997

AMENDED: 12 January 2000
EFFECTIVE: 1 January 2000

AMENDED: 28 November 2000
EFFECTIVE: 1 January 2001

AMENDED: 1 DECEMBER 2005
EFFECTIVE: 1 JANUARY 2005

AMENDED: 13 DECEMBER 2007
EFFECTIVE: 1 JANUARY 2008

AMENDED: 15 DECEMBER 2008

EFFECTIVE: 1 JANUARY 2009

AMENDED: 4 MARCH 2013

EFFECTIVE: 1 JANUARY 2013

AMENDED: 26 JUNE 2015

EFFECTIVE: 1 NOVEMBER 2015

AMENDED: 31 OCTOBER 2016

EFFECTIVE: 1 NOVEMBER 2015

AMENDED: 31 OCTOBER 2017

EFFECTIVE: 1 NOVEMBER 2016

AMENDED: 31 OCTOBER 2018

EFFECTIVE: 1 NOVEMBER 2017

AMENDED: 31 OCTOBER 2019

EFFECTIVE: 1 NOVEMBER 2018

AMENDED: 31 OCTOBER 2020

EFFECTIVE: 1 NOVEMBER 2019

TABLE OF CONTENTS

Page

Article I. Establishment, Purpose and Construction

1.1 Establishment1

1.2 Purpose1

1.3 Effective Date and Plan Year1

1.4 Application of Plan2

1.5 Construction2

Article II. PARTICIPATION

2.1 Eligibility to Participate3

2.2 Effect of Transfer3

2.3 Beneficiaries3

Article III. CONTRIBUTIONS

3.1 Salary Deferral Allocations4

3.2 Employer Matching Allocations5

3.3 Deferral Elections5

3.4 No Hardship Withdrawals6

3.5 FICA Tax7

Article IV. ACCOUNTS AND RATE OF RETURN

4.1 Participant Accounts8

4.2 Rate of Return8

4.3 Electing a Rate of Return8

4.4 Qualified Domestic Relations Orders9

Article V. VESTING

5.1 Vested Interest10

5.2 Forfeiture of Non-Vested Balances10

Article VI. DISTRIBUTIONS

6.1 Distributions for Separation from Service On and After 1 Jan 200610

6.2 Distributions for Separation from Service from 1 Jan 2005-31 Dec 200512

6.3 Distributions Prior to 1 Jan 200513

6.4 Death13

6.5 Disability13

6.6 Six-Month Delay14

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6.7 Distribution of Net Gains Realized from Rate of Return Elections14

6.8 Employment Taxes due Upon Vesting14

Article VII. ADMINISTRATION, AMENDMENT AND TERMINATION

7.1 Employment Rights15

7.2 Applicable Law15

7.3 Non-Alienation15

7.4 Withholding of Taxes15

7.5 Unsecured Interest, Funding and Rights Against Assets15

7.6 Effect on Other Benefit Plans15

7.7 Administration15

7.8 Amendment, Modification or Termination16

7.9 409A Amendments and Modifications16

7.10 Distribution Upon Plan Termination; Withdrawal from the Plan16

7.11 Withdrawal from Plan16

7.12 Definition of Subsidiary or Affiliate17

Article VIII. DEFINITIONS

8.1 Section References18

8.2 Terms Defined18

Schedules

Schedule A18

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JOHN DEERE DEFINED CONTRIBUTION RESTORATION PLAN

Article I. Establishment, Purpose and Construction
1.1 Establishment.  Effective 1 January 1997, Deere & Company established the John Deere Defined Contribution Restoration Plan (the “Plan”) for the benefit of the salaried employees on its United States payroll and the salaried employees of its United States subsidiaries or affiliates that have adopted the John Deere Savings and Investment Plan (the “SIP”).  Deere & Company and its United States subsidiaries and affiliates that have adopted the SIP (jointly the “Company”) are also deemed to have adopted this Plan.

Effective as of 1 January 2007 (unless otherwise provided herein), the Plan was amended pursuant to Section 409A of the Code.  Amendments to the Plan adopted in 2007 are intended to align Plan provisions with prior operational changes and avoid the imposition on any Participant of taxes and interest pursuant to Section 409A of the Code. Interpretation of any portion of the Plan, if necessary, shall be consistent with this intent.

1.2 Purpose.  The Company maintains a defined contribution plan, known as the John Deere Savings and Investment Plan (the “SIP”), which is intended to be a qualified defined contribution plan which meets the requirements of Section 401(a) and  401(k) of the Internal Revenue Code of 1986, as amended and the rulings and regulations thereunder (the “Code”).  Section 401(a)(17) of the Code limits the amount of compensation paid to a participant in a qualified defined contribution plan which may be taken into account in determining contributions under such a plan.  Section 402(g) of the Code limits the amount of compensation a participant may defer in a qualified defined contribution plan.  Section 415 of the Code limits the amount which may be contributed under a qualified defined contribution plan.  Prior to 2007, the Plan was intended to restore contributions which, when combined with the amount actually contributed under the SIP, are reasonably comparable to the contributions which participants in the SIP would have received under such plan if there were no limitations imposed by Sections 401(a)(17), 402(g) and 415 of the Code. Effective as of 1 January, 2007, this Plan was intended to provide contributions which were reasonably comparable to the contributions which participants could have received under the SIP if they participated in the SIP and if there were no limitations imposed by Sections 401(a)(17), 402(g) and 415 of the Code.    Effective as of 1 January 2013, this Plan is intended to provide contributions of an elected percentage of a Participant’s eligible Compensation in excess of the limitation imposed by Section 401(a)(17) of the Code.

The Plan is intended to qualify as an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder (“ERISA”).

1.3 Effective Date and Plan Year. The Plan was first effective 1 January 1997.  The Plan Year shall be the twelve-month period beginning on 1 November of each year and ending on 31 October of the following year with the exception of the first Plan Year which will start 1 January 1997 and end 31 October 1997.

1.4 Application of Plan. The terms of this Plan are applicable only to eligible employees of the Company as described in Section 2.1 below who become eligible to defer compensation hereunder on or after 1 January 1997.
1.5 Construction.  Unless the context clearly indicates otherwise or unless specifically defined herein, all operative terms used in this Plan shall have the meanings specified in the SIP and the words in the masculine gender shall be deemed to include the feminine and neuter genders and the singular shall be deemed to include the plural and vice versa.  References to Sections are references to sections in the Plan, unless otherwise provided.

Article II. PARTICIPATION
2.1 Eligibility to Participate.
(a)	Effective as of 1 January 2006, any Employee not participating in the Traditional Option under the SIP who is an active Employee on 31 October of a calendar year shall be eligible to participate in the Plan (a “Participant”) during the subsequent calendar year, provided they have eligible Compensation for the calendar year of participation in excess of the limit under Section 401(a)(17) of the Code that was in effect for the immediately preceding calendar year.
(b)	Prior to 2006, any employee participating in the Contemporary Option under the SIP whose salary deferral and matching contribution under the SIP are reduced by the limitations imposed by Sections 401(a)(17), 402(g) and 415 of the Code shall be eligible to participate in the Plan.
2.2 Effect of Transfer.  An Employee who is a Participant in this Plan and who ceases to be an eligible Employee as described in Section 2.1 above shall cease participation in the Plan; however, any past contributions and applicable matching contributions will continue to be accounted for as elected by the employee subject to Section 4.2 of this Plan.
2.3 Beneficiaries.  Beneficiaries under this Plan shall be determined in accordance with Section 8.6 of the SIP; however, beneficiaries for this Plan shall be designated on a separate form and may be an individual or individuals other than beneficiaries designated under the SIP.

Article III. CONTRIBUTIONS
3.1 Deferral Allocations.
(a)	Effective 1 January 2007. Effective as of 1 January 2007, pursuant to one or more deferral agreements in force under this Plan and subject to this Article III, the maximum amount of Deferral Allocations (as defined in Section 3.3 hereof) that may be allocated during a calendar year to a Participant’s Account under this Plan is determined as follows:
(i)	the deferral percentage elected under this Plan not to exceed 6%, multiplied by,
(ii)	eligible Compensation for a calendar year in excess of the limit under Section 401(a)(17) of the Code that was in effect for the immediately preceding calendar year.

A Participant's deferrals under the Plan shall not commence until such Participant's Compensation from such calendar year exceeds the amount determined pursuant to Section 3.1(a)(ii).

(b)	Prior to 2007. Prior to January 1, 2007, pursuant to a salary deferral agreement in force under the SIP and subject to the provisions hereof, any amount of contribution up to 6% of Compensation for a calendar year that is restricted under Section 401(a)(17), Section 402(g) or 415 of the Code shall be allocated to a Participant’s salary deferral account under the Plan.
(c)	Eligible Compensation. For purposes of Sections 3.1(a)(ii) and 3.3:
(i)	“Compensation” for purposes of Deferral Allocations (as defined in Section 3.3 hereof) under the Plan shall be Compensation as defined under the terms of the SIP in effect on 1 January 2007, which is paid to a Participant during the period beginning on the date on which such Participant first commences participation in the Plan and ending on the date of such Participant’s Separation from Service; provided, however, that such definition of Compensation under the SIP shall be applied without giving effect to the exclusion of amounts deferred under nonqualified deferred compensation plans, which are not considered “compensation” within the meaning of Section 415 of the Code and are not included in the definition of Compensation under the terms of the SIP; provided, further, that for avoidance of doubt, amounts received while a Participant is on a Special Paid Leave of Absence shall be considered Compensation for purposes of this Plan; and provided, further, that for avoidance of doubt, amounts received by a Participant after such Participant’s Separation from Service are not considered Compensation for purposes of this Plan, whether or not such amounts are received in respect of services performed prior to the Participant’s Separation from Service.

(ii)	Compensation payable after 31 December of a calendar year for services performed during the final payroll period of such calendar year containing such 31 December shall be treated as Compensation for the subsequent calendar year;
(iii)	Compensation for Participants who participate in the Contemporary Option under the SIP shall include Performance-Based Compensation received under the John Deere Short-Term Incentive Bonus Plan; and
(iv)	Sales commissions shall be deemed earned in the calendar year in which the customer remits to the Company the payment to which such Compensation relates.
(v)	Compensation shall include salary continuation benefits paid to a Disabled Participant during the 12-month period beginning on the Participant’s absence from work due to Disability and ending on the date on which benefits commence under the Company’s long-term disability plan, plus any Performance-Based Compensation received under the John Deere Short-Term Incentive Bonus Plan during such period, if any.
3.2 Employer Matching Allocations.  Employer matching contributions, if any, corresponding to Deferral Allocations under Section 3.1 above shall be allocated to a matching account under this Plan.  Employer matching contributions under this Plan will be determined as described in Article IV, Section 4.1(b) of the SIP.
3.3 Deferral Elections.
(a)	Effective 1 January 2007.
(i)	A Participant's deferral allocation under the Plan (the “Deferral Allocation”) with respect to Performance-Based Compensation for services performed during a Plan Year commencing on or after 1 November 2006 and with respect to all other Compensation for services performed during a calendar year commencing on or after 1 January 2007 that is not Performance-Based Compensation (including commission compensation earned during the calendar year) shall be irrevocably determined pursuant to such Participant's deferral agreement in effect under this Plan as of 31 October preceding the beginning of the Plan Year (in the case of Performance-Based Compensation) and the beginning of the calendar year (for all other Compensation); provided, however, that the Deferral Allocation under the Plan shall not exceed 6% of the Participant's Compensation; and provided further that the Participant’s deferral agreement shall remain in effect for subsequent years until revoked or modified. Any such revocation or modification executed during a Plan Year shall become effective for Performance-Based compensation for the subsequent Plan Year and for other Compensation earned in the calendar year commencing after the end of the Plan Year in which the revocation or modification occurs.

(ii)	Effective for calendar years commencing on or after 1 January 2007 and Plan Years commencing on or after 1 November 2006, an eligible Employee who does not have a Deferral Allocation in place on 31 October shall not be permitted to participate in the Plan during the following calendar year or Plan Year.
(iii)	A Participant’s elections with respect to his deferral agreement under the SIP shall have no effect on such Participant's Deferral Allocation under the Plan.
(b)	1 January 2006 to 31 December 2006. With respect to the calendar year commencing 1 January 2006 and the Plan Year commencing 1 November 2005, a Participant's Deferral Allocation shall be based on the Participant's deferral agreement under the SIP in effect as of 31 December 2005.
(c)	1 January 2005 to 31 December 2005.

With respect to the calendar year beginning 1 January 2005 and the Plan Year beginning 1 November 2004, a Participant shall be permitted, through 15 March 2005, pursuant to Q&A 21 in Notice 2005-1, to make a new Deferral Allocation election or increase an existing Deferral Allocation with respect to amounts that have not been paid or that have not become payable at the time of such election; provided that the Participant's deferral agreement under the SIP in effect as of 15 March 2005 shall determine such Participant's Deferral Allocations under the Plan for the remainder of the 2005 calendar year; and provided further that such election with respect to the Plan shall not exceed 6% of the Participant's Compensation and shall be in accordance with procedures established by the Plan Administrator.

(d)	Prior to 1 January 2005. Effective 1 January 1997 or the first day of any subsequent month through December 1, 2004, an eligible Employee may elect to defer Compensation by completing a written election no later than the last work day of any month authorizing the Company to defer a percentage of Compensation under Section 4.8 of the SIP, provided that such employee is participating in the Contemporary Option under the SIP. Such election will remain in force until changed or revoked by the Employee or the Employee ceases to be eligible to participate according to Article II of this Plan.
3.4 No Hardship Withdrawals.  Hardship withdrawals from a Participant’s Account under the Plan shall not be permitted.  Effective as of 1 January 2006, if a Participant receives a distribution of a Hardship Withdrawal from the SIP, his Deferral Allocation for purposes of the Plan shall cease and the election set forth in his deferral agreement under the Plan shall be cancelled.  A new Deferral Allocation with respect to the Plan following the cancellation of a prior Deferral Allocation due to a Hardship Withdrawal under the SIP shall be subject to the timing requirements of Section 3.3 and Section 409A.

3.5 FICA Tax.  All Deferral Allocations are subject to FICA tax in the payroll period in which they are deferred.  Such FICA taxes will be withheld only as necessary from the Participant’s Compensation prior to any deferral under this Plan.

Article IV. ACCOUNTS AND RATE OF RETURN
4.1 Participant Accounts.  Bookkeeping accounts will be maintained for each participant under the Plan and shall be credited with a rate of return as provided in Section 4.2 below.  Such rate of return for the notional investment options described in section 4.2(a) shall be credited monthly, as of the end of the last business day of the month, and the rates of return for the notional investment options described in section 4.2(b) shall be credited daily. While the performance of the notional investment options identified in sections 4.2(a) and 4.2(b) will be used to determine the rate of return (positive or negative) to be credited to a Participant’s Account, a Participant’s Account will not actually be invested in any of such notional investment options.
4.2 Rate of Return.
(a)	The rate of return for a Participant’s Account shall be the average of Prime Rate plus two percent as determined by the Federal Reserve statistical release for the month immediately preceding the month for which such rate shall be credited to Account balances for Deferral Allocations and Employer matching contributions under this Plan.

Alternatively, a Participant may elect a rate of return equal to the average of the S&P 500 Index for the month immediately preceding the month for which such rate shall be credited to Account balances for Deferral Allocations and Employer matching contributions under this Plan.

Effective 1 November 2015, the above two notional investment options are frozen to future contributions and exchanges into these two notional investment options.  Notwithstanding the preceding sentence, exchanges out of these two notional investment options will still be permitted.

(b)	Effective 2 November 2015 the notional options listed on Schedule A shall become available for exchanges and effective 3 November 2015, the same notional investment options shall be available to future contributions. The Administrator may from time to time in its discretion modify the list of notional investment options set forth on Schedule A and, as so modified, such list shall constitute the notional investment options available for exchanges and future contributions occurring after the effective date of such modification.

4.3 Electing a Rate of Return.  A Participant shall be permitted to make an election or to modify an election then in effect regarding the rate of return applicable to existing balances and future contributions at any time.   A Participant may elect any of the above rates of return listed in section 4.2(b) for any portion of the Account in whole percentage increments (provided that no such election may be made with respect to any portion of the Account having a value of less than $250).  The sum of all such portions must equal 100%.  If a Participant submits a Deferral Allocation to the Recordkeeper, but fails to submit an election regarding the rate of return, the rate of return for such Participant’s future contributions shall be the BTC LifePath Fund closest to the participant’s 65th birthday until modified by the Participant in accordance with this Section 4.3.

4.4 Qualified Domestic Relations Orders.  In the event of a Qualified Domestic Relations Order, a separate account will be established for any qualified alternate payee subject to Article V.  No portion of the non-vested Employer matching contributions or earnings thereon may be assigned to the Alternate Payee.  Distributions to the Alternate Payee will be made on the same schedule that would apply were such amounts distributed to the Participant pursuant to Article VI, except to the extent that the Qualified Domestic Relations Order provides otherwise.  The Administrator may accelerate the time or schedule of payment under the Plan to an Alternate Payee to the extent necessary to fulfill a Qualified Domestic Relations Order including to a date determined without regard to the Participant’s employment status.

Article V. VESTING
5.1 Vested Interest.  A Participant shall be fully vested in the portion of the Account comprised of Deferral Allocations and gains or losses thereon.  Furthermore, the Participant shall be 100% vested in the Employer matching contributions and the gains or losses thereon after attaining three years of service credit (as determined under the SIP).  In the event of a Qualified Domestic Relations Order, no portion of non-vested Employer matching contributions or the gains or losses thereon may be assigned to the alternate payee.
5.2 Forfeiture of Non-Vested Balances.  A Participant who incurs a Separation from Service prior to three years of service credit shall forfeit all Employer matching contributions and the earnings thereon.  In the event a Participant is rehired by the Company within five (5) years following such Separation from Service with the Company and, in accordance with the applicable provisions of the SIP, such Participant earns three years of service credit (including any service credit earned prior to the initial Separation from Service), all forfeited Employer matching contributions and growth additions up to the date of the Participant’s Separation from Service with the Company shall be restored to the Participants Account.

Article VI. DISTRIBUTIONS
6.1 Distributions for Separation from Service On and After 1 January 2006.
(a)	Participants Retirement Eligible as of 31 December 2005.
(i)	A Participant who is Retirement Eligible as of 31 December 2005 and incurs a Separation from Service on or after 1 January 2006 shall be permitted, subject to Sections 6.4 and 6.5, to irrevocably elect the form of distribution for his Account, pursuant to Section 6.3 and this Section 6.1(a)(i), paid, at the Participant's election, either (A) the first day of the month containing the date that is six months and one day after his Separation from Service, plus one day for each day of Vacation, (B) one or more years after his Separation from Service or (C) on a date specified by the Participant, provided that if such specified date is a date prior to the Participant's Separation from Service, then such specified date shall be disregarded and the Account shall be distributed on the date that is six months and one day after the Separation from Service, plus one day for each day of Vacation. Elections pursuant to this Section 6.1(a)(i) shall be made by no later than 31 December 2005 in accordance with procedures established by the Administrator and shall provide that distribution of the Account shall begin no later than 1 January of the calendar year following the calendar year in which the Participant attains age 75. An election made pursuant to this Section 6.1(a)(i) shall apply to a Participant’s entire Account, including amounts credited to the Account after 31 December 2005.

(ii)	If a Participant described in Section 6.1(a)(i) does not make a timely election pursuant to Section 6.1(a)(i), his Account shall be paid in accordance with Section 6.1(b).
(b)	Participants Retirement Eligible After 31 December 2005 Who Separate from Service After Becoming Retirement Eligible. Effective as of 1 January 2006, the Account of a Participant (i) who becomes Retirement Eligible after 31 December 2005, and (ii) whose Separation from Service occurs after he becomes Retirement Eligible, shall be paid in five annual installments. The amount and timing of each annual installment shall be determined as follows:
(i)	The initial annual installment shall be an amount that is substantially equal to one-fifth of the value of the Participant's Account determined as of the last valuation date of the month immediately preceding the Measurement Date, and shall be paid on the last day of the month following the month which contains the Measurement Date. For purposes of Section 6.1, “Measurement Date” means the date that is the first anniversary of the Participant's Separation from Service, plus one day for each day of Vacation.
(ii)	The second annual installment shall be an amount that is substantially equal to one-fourth of the value of the Participant's Account determined as of the last valuation date of the month immediately preceding the date that is the first anniversary of the Measurement Date, and shall be paid on the last day of the month following the month which contains the first anniversary of the Measurement Date.
(iii)	The third annual installment shall be an amount that is substantially equal to one-third of the value of the Participant's Account determined as of the last valuation date of the month immediately preceding the date that is the second anniversary of the Measurement Date, and shall be paid on the last day of the month following the month which contains the second anniversary of the Measurement Date.
(iv)	The fourth annual installment shall be an amount that is substantially equal to one-half of the value of the Participant's Account determined as of the last valuation date of the month immediately preceding the date that is the third anniversary of the Measurement Date, and shall be paid on the last day of the month following the month which contains the third anniversary of the Measurement Date.
(v)	The fifth annual installment shall be an amount that is equal to the entire remaining balance in the Participant's Account and shall be paid on the date that is the fourth anniversary of the Measurement Date.
(c)	Participants Not Retirement Eligible When Separated. Effective as of 1 January 2006, the Account of a Participant (i) who is not Retirement Eligible as of 31

December 2005, and (ii) whose Separation from Service occurs after 31 December 2005 and prior to the date on which he becomes Retirement Eligible shall be paid in a single lump sum on the last day of the month following the month in which the first anniversary of such Participant's Separation from Service occurs.
6.2 Distributions for Separation from Service from 1 January 2005 to 31 December 2005.
(a)	General Rule. A Participant who incurs a Separation from Service between 1 January 2005 and 31 December 2005 inclusive shall be permitted to elect, in accordance with procedures established by the Administrator to receive his 409A Account in any of the payment forms specified in Section 6.3. The 409A Account shall be distributed at the time (or over a period of years) specified by the Participant; provided that the Participant shall not be permitted to elect a date that is earlier than 30 days following (i) the last day of the month in which the Participant’s Separation from Service occurs (ii) plus one day for each day of Vacation in the case of Retirement or no later than 1 January of the year following the year in which the Participant attains age 75. If a Participant elects to receive his 409A Account in the form of installments of decrementing amounts or a specified amount, each installment subsequent to the first shall be paid on the anniversary of first installment. The election pursuant to this Section 6.2(a) shall be made by no later than 31 December 2005.
(b)	No Election. If a Participant described in Section 6.2(a) does not make a timely election, his 409A Account shall be paid in accordance with Section 6.1(c).
(c)	Grandfathered Account. During calendar year 2005, a Participant’s Grandfathered Account shall be distributed in accordance with Section 6.3.
(d)	Section 409A Transition Rules. Notwithstanding anything in the Plan, effective, unless otherwise provided, as of 1 January 2005 with respect to the 409A Account of a Participant and 1 January 2006 with respect to the Account:
(i)	Timing of Elections and Plan Amendments. Except as otherwise provided in Section 6.2(d)(ii), to the extent that any Participant makes, on or prior to 31 December 2005, a payment election or the Company amends, on or prior to 31 December 2007, Plan provisions regarding the time and form of payment of a Participant's 409A Account, with respect to all or a portion of the amounts previously deferred that are subject to Section 409A, such election and amendment shall be deemed to be made pursuant to Q&A 19(c) in Notice 2005-1.
(ii)	Termination of Participation; Cancellation of Deferral. To the extent that a Participant receives in the 2005 calendar year a distribution of all, or any portion, of his 409A Account or prospectively cancels or reduces in the 2005 calendar year all or any portion of his Salary Deferral Allocation election under the SIP, as the case may be, such distribution or cancellation shall be deemed a whole or partial (as the case may be) (i) termination of such

Participant's 409A Account or (ii) cancellation of such Participant's deferral election under the Plan, each pursuant to Q&A 20(a) of Notice 2005-1.
6.3 Distributions Prior to 1 January 2005.
(a)	Time and Manner. Distribution of a Participant’s Account shall commence as soon as practicable after the valuation date at the end of the month following 30 days after the Participant’s termination of employment or 60 days following a Participant’s death in accordance with the election in 6.3(b) below and form of distribution shown in 6.3(c). Termination of employment for the purposes of this Plan shall include retirement and Long-Term Disability status on or after 1 November 1998. Distribution must begin no later than 1 January of the year following the year the Participant reaches age 75.
(b)	Election. A Participant shall make an irrevocable election regarding the time and manner of distribution no later than 30 days following termination of employment. Termination of employment for the purposes of this Plan shall include retirement and Long-Term Disability status on or after 1 November 1998. If the Participant’s employment is terminated by death, any eligible beneficiary shall make such irrevocable election within 60 days following the Participant’s death.
(c)	Form of Distribution.
(i)	A single lump sum payment
(ii)	A specified dollar amount each year until Account balance reaches zero.
(iii)	A decrementing yearly withdrawal over a specific period of time which results in a zero Account balance.

In the event of the death of the Participant or a Qualified Domestic Relations Order, such beneficiaries or the Alternate Payee must take distribution as a single lump sum payment within 180 days following the event.

6.4 Death.  Upon the death of a Participant, his 409A Account, if the death occurs in calendar year 2005, and, notwithstanding anything to the contrary in Section 6.1, 6.2 or 6.5 regarding the time or form of payment, his Account (or the remainder of his Account, if benefits have already commenced), if the death occurs on or after 1 January 2006, shall be paid to his beneficiaries in a lump sum on the first day of the month following the date of the Participant’s death.
6.5 Disability.  A Participant who incurs a Separation from Service due to a Disability on or after January 1, 2006 shall receive a distribution of his Account in accordance with Section 6.1(b) or (c), as applicable.  A Participant’s Separation from Service due to Disability shall be deemed to occur on the date that is 29 months after the first day of Participant’s absence from work due to Disability.

6.6 Six-Month Delay.  Distributions on or after 1 January 2005 of a Participant’s 409A Account and on or after 1 January 2006 of a Participant’s Account shall be made in accordance with the provisions of Section 409A.  To the extent such distributions are made in connection with a Participant’s Separation from Service for any reason other than death and the Participant is a “specified employee” for purposes of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date on his Separation from Service, such distributions shall not commence to be paid on any date prior to the first business day after the date that is six months following the Participant’s Separation from Service.
6.7 Distribution of Net Gains Realized from Rate of Return Elections.  Any net gain credited to a Participant’s Account pursuant to an election made pursuant to Section 4.3 hereof shall be distributed at the same time and in the same manner as the remainder of his Account is distributed in accordance with Sections 6.1 through 6.6.

6.8 Employment Taxes due Upon Vesting. To the extent permitted under Section 409A, the Company may distribute an amount from a Participant’s Account to cover employment taxes payable on account of employer matching contributions (and earnings thereon) as well as related income tax withholding due on such distribution.

Article VII. ADMINISTRATION, AMENDMENT AND TERMINATION
7.1 Employment Rights.  Nothing under this Plan shall be construed to give any employee the right to continue employment with the Company or to any benefits not specifically provided herein.
7.2 Applicable Law.  This Plan, to the extent it is not exempt therefrom, shall be governed and construed in accordance with the applicable provisions of ERISA.  To the extent not governed by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Illinois, exclusive of conflict laws.
7.3 Non-Alienation.  Except as provided in Section 10.5 of the SIP and Section 4.4 of this Plan, no right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except for such claims as may be made by the Company.
7.4 Withholding of Taxes.  The Company, or its designee, may withhold from any payment of benefits under this Plan any income, employment or other taxes required to be withheld, including any taxes for which the Company or its designee may be liable with respect to the payment of such benefits.
7.5 Unsecured Interest, Funding and Rights Against Assets.  No participant, surviving spouse, beneficiaries, or qualified alternate payee shall have any interest whatsoever in any specific asset of the Company.  To the extent that any person acquires a right to receive payments under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.  Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company.  Payment of Account balances shall be paid in cash from the general funds of the Company.  All expenses of administering this Plan shall be borne by the Company.
7.6 Effect on Other Benefit Plans.  Amounts payable under this Plan, including Employer matching allocations and growth additions, shall not be considered compensation for purpose of any qualified or non-qualified retirement plan maintained by the Company.  The treatment of such amounts under any other plan of the Company shall be determined under the provisions of such plan.
7.7 Administration.
(a)	This Plan shall be administered by the Administrator. The Administrator shall have the power to construe and interpret this Plan, decide all questions of eligibility and determine the amount, manner, and time of payment of any benefits hereunder. All determinations of the Administrator shall be final, binding, and conclusive on all persons.
(b)	The Administrator shall not accelerate or delay payment under the Plan except to the extent that such acceleration (including as a result of a “change in control” within the meaning of the default provisions of Section 409A and the final regulations promulgated thereunder) or delay shall not cause any person to incur additional taxes, interest or penalties under Section 409A (“Section 409A Compliance”).
7.8 Amendment, Modification or Termination.  The Board of Directors of the Company, or, the Management Compensation Committee of the Company, may at any time amend or modify this Plan in their sole discretion, provided that this Plan shall not be amended or modified so as to reduce or diminish the Accounts of participant’s or benefits then currently being paid to any participant, surviving spouse, beneficiary, or former participant without such person’s consent.  The power to terminate this Plan shall be reserved to the Board of Directors of Deere & Company.  The procedure for amendment or modification of the Plan by either the Board of Directors, or, to the extent so authorized, the Management Compensation Committee of the Company, as the case may be, shall consist of the lawful adoption of a written amendment or modification to the Plan by majority vote at a validly held meeting or by unanimous written consent, followed by the filing of such duly adopted amendment or modification by the Secretary with the official records of the Company.
7.9 409A Amendments and Modifications.  Notwithstanding anything in Section 7.8 to the contrary, the Vice President of Human Resources of the Company and any successor thereof shall have the unilateral right to amend or modify the Plan to the extent the Vice President of Human Resources and any successor thereof deems such action to be necessary or advisable to avoid the imposition on any person of adverse or unintended tax consequences under Section 409A.  Any determinations of the Vice President, Human Resources or the successor thereof pursuant to this Section 7.9 shall be final, conclusive and binding on all persons.
7.10 Distribution Upon Plan Termination; Withdrawal from the Plan.
(a)	If the Plan is terminated pursuant to Section 7.8, payment of Participant Accounts shall be made in accordance with Article VI, except to the extent that the Board of Directors of the Company or the Management Compensation Committee of the Company determines, in its sole discretion and in full and complete settlement of the Company’s obligations under this Plan, to distribute the full amount of a Participant’s Account to the Participant; provided that such distribution may be effected in a manner that will result in Section 409A Compliance.
(b)	If a participating subsidiary or affiliate withdraws from the Plan pursuant to Section 7.11, payment of Participant Accounts shall be made in accordance with Section 6.1 or 6.2, as applicable.
7.11 Withdrawal from Plan.  If an adopting subsidiary or affiliate which is participating in this Plan subsequently determines that it no longer wants to participate in this Plan or have its employees participate in this Plan, that subsidiary or affiliate must request permission from Deere & Company to withdraw from participating in this Plan.  If the Company grants such permission, such subsidiary or affiliate will immediately thereafter cease to participate in this Plan and its employees will cease to be participants in this

Plan unless and until such subsidiary or affiliate thereafter requests permission to again participate in this Plan.

7.12 Definition of Subsidiary or Affiliate.  In order for a subsidiary or affiliate of the Company to participate in this Plan, Deere & Company must own, directly or indirectly, at least 80 percent of the outstanding stock of such subsidiary or affiliate.

If during its affiliation with the Plan, a subsidiary or an affiliate's ownership by the Company falls below the 80 percent required level, such subsidiary or affiliate is automatically dropped from participation in this Plan and its employees are similarly dropped from being participants in this Plan.

If a subsidiary or affiliate of Deere & Company which is covered by this Plan ceases to be a subsidiary or affiliate, the participation in this Plan by the employees of such subsidiary or affiliate shall terminate, and no employees of such former affiliate or subsidiary shall accrue or be entitled to a benefit under this Plan on and after the date such company ceases to be a subsidiary or affiliate of Deere & Company (other than former employees who were receiving benefit payments as of such date).

Article VIII. DEFINITIONS
8.1 Section References.  All references to sections are, unless otherwise indicated, references to sections of the Plan.
8.2 Terms Defined.  Whenever used in the Plan, the following terms shall have the meanings set forth below:

“409A Account” means the portion of a Participant’s account under the Plan the right to which is not both earned and vested on December 31, 2004.

“Account” means, effective as January 1, 2006, a Participant’s Grandfathered Account and 409A Account.

“Administrator” means the Company.

“Deferral Allocation” means, with respect to a Participant, the deferral allocation election under the Plan applicable to Performance-Based Compensation and all other Eligible Compensation.

“Disability” means an absence from work due to a disability as determined under the long-term disability plan or practice of the Company for 12 months or longer, or, if earlier, the date on which a Participant's reemployment with the Company ceases to be guaranteed.

“Grandfathered Account” means the portion of a Participant’s account under the Plan the right to which is both earned and vested on December 31, 2004.  The Grandfathered Account shall be subject to the Prior Plan.

“Notice 2005-1” means Notice-2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service., as clarified and expanded by Final Regulations under Section 409A and Notice 2006-79.

“Performance-Based Compensation” means performance-based compensation within the meaning of Section 409A.

“Prior Plan” means the terms of the Plan in effect immediately prior to 1 January 2005, as set forth in the Company’s written documents, rules, practices and procedures applicable to this Plan (but without regard to any amendments thereto after 3 October 2004 that would result in any material modification, within the meaning of Section 409A and Notice 2005-1, of the Grandfathered Benefit).

“Retirement Eligible” means eligible for a normal retirement benefit or an early retirement benefit within the meaning of the terms of the John Deere Pension Plan for Salaried Employees--Contemporary Option in effect as of 1 January 2007.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rulings and regulations thereunder.

“Separation from Service” means, with respect to a Participant, a separation from service within the meaning of the default rules of Section 409A; provided, however, that, notwithstanding anything in Section 7.12 to the contrary, for purposes of determining which entities are treated as a single “service recipient” with the Company, the phrase “at least 20 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code and Section 1.414(c)-2 of the Treasury Regulations, as permitted under Section 1.409A-1(h)(3) of the Treasury Regulations; and provided further that, solely for purposes of an Account consisting exclusively of a Grandfathered Account, “Separation from Service” shall be determined in accordance with the terms of the Prior Plan.

“Vacation” means one or more days, as the case may be, of such vacation to which the Participant is entitled pursuant to the policies and practices of the Company then in effect and (i) as of the date of the Participant’s Separation from Service, deferred from a prior anniversary year and unused as of such Separation from Service, (ii) earned in the current anniversary year and unused as of such Separation from Service and (iii) if a Participant’s Vacation described in clause (i) or (ii) of this definition is used in the anniversary year following the anniversary year in which such Separation from Service occurs, earned in such following anniversary year, whether or not used by the Participant.

SCHEDULE A

Notional Investment Options

BTC LIFEPATH RET G

BTC LIFEPATH 2020 G (REPLACED ON NOVEMBER 15, 2019)

BTC LIFEPATH 2025 G

BTC LIFEPATH 2030 G

BTC LIFEPATH 2035 G

BTC LIFEPATH 2040 G

BTC LIFEPATH 2045 G

BTC LIFEPATH 2050 G

BTC LIFEPATH 2055 G

BTC LIFEPATH 2060 G

BTC LIFEPATH 2065 G (AVAILABLE ON NOVEMBER 15, 2019

S & P 500 STOCK INDEX, CLASS F

SMALL/MID STOCK INDEX, CLASS F

INTERNATIONAL STOCK INDEX, CLASS F

U.S. TIPS BOND INDEX, CLASS F

U.S. BOND INDEX, CLASS F

COMMODITY INDEX, CLASS F

REAL ESTATE INDEX, CLASS F

FIDELITY GROWTH COMPANY COMMINGLED POOL CLASS #3 BOSTON PARTNERS LARGE CAP VALUE FUND SHARE CLASS E

QMA US SMALL CAP CORE EQUITY FD CL

TS&W INTERNATIONAL LARGE CAP EQUITY TRUST

WELLS FARGO ADVANTAGE EMERGING MARKETS EQUITY FUND CLASS R6 (REPLACED ON NOVEMBER 15, 2019)

WELLS FARGO EMERGING MARKETS EQUITY CIT E2 (AVAILABLE ON NOVEMBER 15, 2019)

WELLS FARGO CORE PLUS BOND FUND

BLENDED INTEREST FUND

SHORT-TERM INVESTMENT FUND W

(All references to “BTC LIFEPATH G” WERE TO “BTC LIFEPATH N” prior to 24 July 2020.)